Exhibit 99.1

LETTER TO SHAREHOLDERS

Second Quarter, 2008

Dear Shareholders:

Evergreen ended the second quarter focused fully on the successful execution of our business plans and the management of financial resources needed to achieve our goals.

The business climate remains favorable for our core refined coal technology business, our coal mining and distribution business and our carbon footprint measurement subsidiary.

In our refined coal business we have an enhanced Bechtel-engineered K-Fuel® plant design in hand and have stepped up our business development activities at home and abroad.

Together, these conditions and achievements draw a roadmap to success, and while the time frame needed to develop these plants has been longer than anticipated, we are advancing the terminal concept as our best prospect for a timely deal to construct a K-Fuel® plant. At the same time, our Buckeye Industrial Mining and C-Lock Technology subsidiaries show promise for enhanced near-term performance.

We extended the filing of our second-quarter Form 10-Q due to the timing of certain proposed transactions in the late July-early August timeframe and our need for better visibility about their outcomes. We hope to provide more information about them in the near future.

Approximately one year ago, we closed successfully on a convertible securities offering that netted Evergreen $72 million. At that time we said funding would be sufficient to support our ongoing operations for approximately 18 months. We are actively evaluating potential avenues for new funding, which includes support for new capital investments. Options for raising additional funds could include equity or debt offerings, third party partnerships or joint ventures, or the sale of certain assets.

In the meantime, we continue to focus sharply on steps to manage our cash resources carefully. With our decision to suspend operations at our Fort Union plant and mine site, along with anticipated cash flows from our Buckeye operation, we believe that our current cash level is sufficient to support our corporate and other operations for the foreseeable future. Over the past year we have dramatically reduced our cash utilization principally by suspending operations at our Fort Union plant and mine site, reducing professional fees and other general and administrative costs. The expansion of our C-Lock business has offset a portion of these savings. We continue to evaluate our cash position and cash utilization and may make additional adjustments to capital or certain operating expenditures to reduce costs.

While reducing costs we have also increased revenues from our Buckeye Industrial Mining subsidiary via higher production levels as we capitalize on rising coal prices. We believe the strong pricing environment for coal will continue for at least the next 24 months. The second half of 2008 will provide enhanced cash flows and we anticipate continued increases through 2009 and beyond.

We expect 2008 sales to exceed 800,000 tons compared to 600,000 tons in 2007, a 33 percent increase. With required capital expenditures and other enhancements, we expect Buckeye will exceed 1 million tons sold in fiscal year 2009, with a potential 30 percent increase beyond that level in 2010.

Our core K-Fuel® business continues to target domestic and international markets with the singular goal of achieving a definitive agreement to construct a K-Fuel® coal refinery. We are pursuing K-Direct® and “terminal” plants that are either wholly owned or owned and financed through joint ventures and partnerships.

The terminal concept is intriguing because it offers the advantages of a strategic location with access to multiple customers, feedstocks and modes of transportation such as barge, rail and trucking. It can blend different coals, including K-Fuel®, to meet specific customer needs and make use of existing coal infrastructure when available.

The Indonesia project we announced this past January for a 1.5 million ton per year facility on Kalimantan Island continues to move forward. Our equity partner Sumitomo and the major Indonesian coal concern with whom we are working have received recent positive Phase II coal testing results, and we anticipate finalizing the scope of the joint Phase III study in the near future, which will include detailed engineering, financial, and marketing studies.

Domestically, we are evaluating sites for K-Fuel® plants at terminal locations primarily in the Midwest, and we are currently negotiating agreements for a specific K-Fuel® terminal site.

At our C-Lock Technology subsidiary, work continues with IBM to make GreenCert™--a patented, science-based approach to massive data collection, correlation, and modeling--the standard for the accurate and efficient quantification of greenhouse gas emissions and carbon credits.

IBM and C-Lock have put the GreenCert™ software framework in place and it can be customized for all industries. They have completed initial development of the Agriculture Land Carbon Solution and Utility Power Generation Carbon Solution modules. With customers identified, they are marketing and testing both products.

Meanwhile, C-Lock is identifying future potential strategic partners in the engineering, consulting, power generation, environmental, sensor system, and data fields.

All our businesses continue to move forward, and we are working to increase the velocity of that movement. Bringing new, large-scale energy technology to market is always difficult, but we have reached a turning point where the elements for success are in place and the need for near-term success is foremost in our minds. Everyone at Evergreen is working as hard a possible to meet these expectations as quickly as possible.

Sincerely,

        /s/ KEVIN R. COLLINS
Kevin R. Collins
President & CEO

Statements in this letter that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this letter is encouraged to study. Readers of this letter are cautioned not to put undue reliance on forward-looking statements.

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